Exhibit 99.1

FROM: P.A.M. TRANSPORTATION SERVICES, INC.

P.O. BOX 188

Tontitown, AR 72770

Allen W. West

(479) 361-9111

P.A.M. TRANSPORTATION SERVICES, INC.

ANNOUNCES RESULTS FOR THE THIRD QUARTER

ENDED SEPTEMBER 30, 2013

Tontitown, Arkansas, October 25, 2013......P.A.M. Transportation Services, Inc. (NASDAQ: PTSI) today reported net income of $2,393,497, or diluted and basic earnings per share of $0.28 for the quarter ended September 30, 2013, and net income of $4,619,422, or diluted and basic earnings per share of $0.53 for the nine month period then ended. These results compare to net income of $880,907, or diluted and basic earnings per share of $0.10, and net income of $2,489,890, or diluted and basic earnings per share of $0.29, respectively, for the three and nine months ended September 30, 2012.

Operating revenues, including revenue from fuel surcharges, were $101,877,837 for the third quarter of 2013, a 7.8% increase compared to $94,548,874 for the third quarter of 2012. Operating revenues, including fuel surcharges, were $306,267,426 for the nine months ended September 30, 2013, a 7.5% increase compared to $284,860,094 for the nine months ended September 30, 2012.

Daniel H. Cushman, President of the Company, commented, “We are pleased with our recent quarterly performance which affirms some of the strategies we have implemented in order to achieve consistent profitability. Operating income for the third quarter of 2013 increased almost 400% as compared to operating income for the third quarter of 2012. In fact, operating income for each month of the third quarter this year exceeded the entire third quarter 2012 operating income. As such, we have demonstrated improved profitability each month versus the same month of the prior year. Last year, we reported that during July 2012 we experienced the first July of profitability in a decade as diversification of our customer base helped mitigate the impact of scheduled shutdown periods with automotive customers. This July, we more than tripled that July 2012 profitability. Our goal has been and continues to be the achievement of a sustainable profit model.

“We have stayed on course in terms of our strategic diversity plan as we have continued to diversify our customer base and are constantly in search of opportunities for growth. While we want to achieve overall revenue growth and diversity, we are currently focused on growth in our Mexico Division, Expedited Division, Automotive Division, Dedicated Division and Supply Chain Solutions offering. Along with growth in those areas, we are also concentrated on efforts to reduce the portion of our business represented by our random freight offering. Due to the non-repetitive nature of the customers, routes, pickup and transit times, we incur considerably more cost and driver dissatisfaction with this random freight business. During the third quarter of 2013, we reduced the percentage of freight serviced by our random freight division to 38.1% from 40.5% in the third quarter of 2012. Providing random freight services is an essential support function for our other more profitable divisions; however, our goal for the random freight division is to reduce service in this division to around 30% of the total freight services.

“Revenue, excluding revenue from fuel surcharges, grew by approximately $5.0 million and represented a 6.4% increase compared to the third quarter of 2012. The primary factors that contributed to this improvement included improved tractor utilization of 4.5% and a reduction of 1.5% in the empty miles ratio. Demand for our services was relatively strong and steady throughout the third quarter.

“The average age of our truck fleet improved from 1.9 years old at the end of the third quarter 2012 to 1.3 years old at the end of the third quarter 2013. A newer fleet generally contributes to lower repair costs, fuel savings, unit utilization, and driver satisfaction. We have generally experienced these positive benefits.

“While we are pleased with our overall results to date, the third quarter was not without its challenges, especially in the area of driver recruiting and retention. We anticipate that this challenge is not going to ease anytime in the near future. We know that driver recruiting and retention is an industry wide challenge. We will continue to strive to provide our driving professionals a steady, predictable income, consistent and predictable home time, quality equipment and the best support group in the industry.

“We would like to thank our employees for their hard work and dedication, and to thank our customers, suppliers and shareholders for their continued commitment and support.”

P.A.M. Transportation Services, Inc. is a leading truckload dry van carrier transporting general commodities throughout the continental United States, as well as in the Canadian provinces of Ontario and Quebec. The Company also provides transportation services in Mexico through its gateways in Laredo and El Paso, Texas under agreements with Mexican carriers.

Certain information included in this document contains or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to expected future financial and operating results or events, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, excess capacity in the trucking industry; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, license and registration fees; the resale value of the Company's used equipment and the price of new equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts relating to accident, cargo, workers' compensation, health, and other claims; unanticipated increases in the number or amount of claims for which the Company is self insured; inability of the Company to continue to secure acceptable financing arrangements; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors including reductions in rates resulting from competitive bidding; the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; a significant reduction in or termination of the Company's trucking service by a key customer; and other factors, including risk factors, included from time to time in filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed above and in company filings might not transpire.

P.A.M. Transportation Services, Inc. and Subsidiaries Key Financial and Operating Statistics (unaudited)
	Quarter ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Revenue, before fuel surcharge	$79,162,601	$74,431,498	$237,647,821	$223,299,708
Fuel surcharge	22,715,236	20,117,376	68,619,605	61,560,386
	101,877,837	94,548,874	306,267,426	284,860,094

Operating expenses and costs:
Salaries, wages and benefits (1)	26,288,240	26,345,215	81,069,366	81,728,297
Fuel expense	23,499,758	26,426,777	74,701,721	84,662,101
Operating supplies and expenses	8,779,431	10,302,930	26,440,717	29,746,415
Rent and purchased transportation (1)	22,217,014	14,388,325	64,508,659	38,134,721
Depreciation	9,675,662	9,638,665	29,535,576	28,192,850
Operating taxes and licenses	1,161,805	1,246,297	3,662,390	3,725,698
Insurance and claims	3,717,365	3,487,272	10,965,220	10,082,119
Communications and utilities	558,381	532,901	1,678,278	1,659,690
Other	1,763,683	1,087,826	5,089,550	3,720,573
(Gain) loss on disposition of equipment	(467,600)	153,727	(822,588)	(89,685)
Total operating expenses and costs	97,193,739	93,609,935	296,828,889	281,562,779

Operating income	4,684,098	938,939	9,438,537	3,297,315

Interest expense	(845,859)	(644,967)	(2,540,713)	(1,811,534)
Non-operating income	130,203	1,188,283	702,409	2,677,219

Income before income taxes	3,968,442	1,482,255	7,600,233	4,163,000
Income tax expense	1,574,945	601,348	2,980,811	1,673,110

Net income	$2,393,497	$880,907	$4,619,422	$2,489,890

Diluted earnings per share	$0.28	$0.10	$0.53	$0.29

Average shares outstanding – Diluted	8,663,242	8,703,029	8,670,859	8,701,520

	Quarter ended September 30,		Nine Months Ended September 30,
Truckload Operations	2013	2012	2013	2012

Total miles	53,131,023	49,757,225	158,962,787	150,523,395
Operating ratio (2)	93.78%	98.87%	95.93%	98.65%
Empty miles factor	7.06%	8.60%	7.41%	8.79%
Revenue per total mile, before fuel surcharge	$1.39	$1.38	$1.38	$1.36
Total loads	65,629	63,140	196,999	195,199
Revenue per truck per work day	$644	$610	$640	$610
Revenue per truck per week	$3,220	$3,050	$3,200	$3,050
Average company trucks	1,445	1,612	1,493	1,627
Average owner operator trucks	346	170	302	129

Logistics Operations
Total revenue	$5,305,786	$5,913,898	$18,176,982	$18,634,493
Operating ratio	98.25%	97.23%	97.18%	97.14%

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1)

In order to conform to industry practice, the Company began to classify payments to third-party owner operator drivers as purchased transportation rather than as salaries, wages and benefits as had been presented in reports prior to the period ended September 30, 2013. This reclassification has no effect on operating income, net income or earnings per share. The Company has made corresponding reclassifications to comparative periods shown.

2)

Operating ratio has been calculated based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. We used revenue, before fuel surcharge, and operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.